Exhibit 3.2

CHINO COMMERCIAL BANCORP

SUBSCRIPTION AGREEMENT

Ladies and Gentlemen:

The undersigned, having received and read your offering circular dated June __, 2017 (the “Offering Circular”), do(es) hereby subscribe(s) for the number of shares of Common Stock of Chino Commercial Bancorp (the “Company”) set forth in the space below, upon the terms and subject to the conditions specified in the Offering Circular, at a purchase price of $____ per share.

NUMBER OF SHARES SUBSCRIBED FOR:

PURCHASE PRICE ($ times the number of shares)

IMPORTANT: This Subscription Agreement, completed and signed, and accompanied by payment in full for all shares subscribed for, must be received by Chino Commercial Bancorp, 8229 Rochester Avenue, #110, Rancho Cucamonga, CA 91730, Attention: Trish Bowman by 5:00 p.m. Pacific Time on September 21, 2017, subject to extension by the Company without notice to subscribers. Payment may only be made (a) by certified check, bank check, personal check or money order payable to “Chino Commercial Bancorp Stock Offering Account” or (b) by wire transfer of funds to the “Chino Commercial Bancorp Stock Offering Account,” ABA No. 122243062, Account No. 1900141, Attention: Aaron Storm. Payment will be deemed to have been received by the Company only upon (i) clearance of any uncertified check, (ii) receipt by the Company of any certified check, cashier’s check or money order, or (iii) receipt of wired funds in the Stock Offering Account designated above. If paying by uncertified personal check, please be aware that funds paid in this manner may take at least three business days to clear. Accordingly, if you wish to pay the subscription price by means of uncertified personal check, we urge you to send in your subscription materials sufficiently in advance of September 21, 2017 to ensure that such payment is received and clears by that date. We also encourage you to consider paying by means of certified or cashier’s check, money order or wire transfer of funds.

If we do not accept, in whole or in part, your subscription for shares, we will mail you a refund in an amount equal to the subscription price for the shares as to which such subscription is not accepted, without interest or deduction. We will decide which subscriptions to accept, and will mail all appropriate refunds, no later than 30 days after the earlier of expiration of the offering, when and as extended, or, if applicable, the partial closing of the offering relating to the period during which your subscription is received.

Subscription Agreements are irrevocable once delivered to the Company and may not be withdrawn without the consent of the Company.

Management of the Company, in its sole discretion, may elect not to offer shares in connection with this Offering to any person (including a shareholder) who is not a resident of the State of California.

Upon the terms and subject to the conditions specified in the Offering Circular, the undersigned hereby subscribe(s) for the following shares of the Company's Common Stock.

Shares purchased by the undersigned shall be registered as listed below. If shares are to be issued in more than one name, please specify whether ownership is to be as tenants in common, joint tenants, etc.

Name in which Shares are to be Registered (Please print)	Number of Shares

It is agreed that by executing this Subscription Agreement, the undersigned acknowledge(s) and agree(s) to all of the terms and conditions of the offering as contained in the Offering Circular. The undersigned acknowledge(s) that the Company reserves the right to accept or reject this subscription, in whole or in part, and to reduce the number of shares subscribed for hereunder.

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Please sign and date this Agreement below prior to delivering to the Company together with your completed W-9 form. While we suggest that you make a copy of your completed Agreement for your records before you send it in, we will mail you a copy of your Agreement with an acknowledgement of receipt, promptly after we receive it.

We understand that all information submitted on this Agreement will be treated confidentially by the Company.

Signature (Subscriber)	Date	Signature (Subscriber)	Date

Please print title or capacity		Please print title or capacity
(if other than as individual shareholder)		(if other than as individual shareholder)

Street Address		Street Address

City, State, Zip Code		City, State, Zip Code

Telephone		Telephone

Social Security Number or Taxpayer I.D. Number		Social Security Number or Taxpayer I.D. Number

IF YOUR SHARES ARE TO BE HELD IN JOINT OWNERSHIP, ALL JOINT OWNERS SHOULD SIGN THIS AGREEMENT.

Broker-Dealer: If shares are purchased through, or upon the recommendation of, a broker-dealer, please indicate in the space provided the name of the broker-dealer:

Firm	Account Executive	Office

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